Via Facsimile and U.S. Mail
Mail Stop 6010


November 15, 2005


Mr. Christopher Walls
Chief Executive Officer,
President and General Counsel
Opticare Health Systems, Inc.
87 Grandview Avenue,
Waterbury, CT  06708


Re:	Opticare Health Systems, Inc.
      Form 10-K for the Fiscal Year Ended December 31, 2004
      Filed March 31, 2005
	File No. 000-11498


Dear Mr. Walls:

	We have completed our review of your Form 10-K and have no further comment at this time.

								Sincerely,



Jim Atkinson
Accounting Branch Chief